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DOLLAR FOR DOLLAR COMBINATION BENEFIT RIDER
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This Rider is attached to and made a part of this Contract as of the Contract
Date. This Rider is available for purchase only on the Contract Date. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. The section "Guaranteed Minimum Income and Death Benefits," below, is added to the Contract.

GUARANTEED MINIMUM INCOME AND DEATH BENEFITS

DEFINITION OF TERMS

Terms not defined in this Rider shall have the meaning given to them in the Contract. For purposes of this Rider, the following definitions shall apply:

ANNUAL LIMIT - The Annual Limit is the amount of Contract Value that the Owner may withdraw in any Contract Year without a proportional reduction in the Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit. SBL shall calculate the Annual Limit as of any Valuation Date in which a Withdrawal is made, as follows:

     a. The Annual Limit is: (i) 6% of the initial Purchase Payment; plus (ii) 6% of any subsequent Purchase Payments; provided, however, that if the total amount withdrawn during any Contract Year exceeds the Annual Limit, SBL shall reduce the Annual Limit as set forth in b. below.

     b. The Annual Limit shall be adjusted if the Owner makes one or more Withdrawals in a Contract Year in an amount that in the aggregate exceeds the Annual Limit as calculated immediately prior to the Withdrawal. For each such Withdrawal, SBL shall reduce the Annual Limit by a percentage thereof that is determined by dividing (a) by
          (b) where (a) is the amount of the Withdrawal that exceeds the Annual Limit for the Contract Year and (b) is Contract Value immediately prior to the Withdrawal reduced by that portion of the Withdrawal, if any, that was not in excess of the Annual Limit. Any subsequent Withdrawals in that Contract Year shall result in further reductions to the Annual Limit as described in this paragraph b.

     c. The Annual Limit as last adjusted in a Contract Year shall be the new Annual Limit for subsequent Contract Years. That new Annual Limit shall be adjusted by adding (i) 6% of any Purchase Payments applied subsequent to the adjustment; and (ii) as described in paragraph b. above if the total amount withdrawn during the Contract Year exceeds the new Annual Limit.

GUARANTEED MINIMUM INCOME BENEFIT - The Guaranteed Minimum Income Benefit ("GMIB") provides an Owner with the ability to receive a minimum guaranteed Annuity Start Amount (before deduction of any Premium Tax, pro rata Account Charge or outstanding Contract Debt) for purchase of a Fixed Annuity with guaranteed minimum fixed payments in the future if the Owner annuitizes under the terms and conditions of this Rider. The GMIB is established for the sole purpose of determining a minimum Annuity Start Amount and is not available for Withdrawal or as a death benefit. The GMIB may not be applied to purchase an annuity until the tenth Contract Anniversary.

GUARANTEED MINIMUM DEATH BENEFIT - The Guaranteed Minimum Death Benefit ("GMDB") provides an Owner with the ability to receive a minimum guaranteed death benefit that is paid in the event of the death of any Owner prior to the Annuity Start Date. If any Owner is a Non-natural Person, the Death Benefit is paid upon the death of the Annuitant or a Joint Owner that is a natural person prior to the Annuity Start Date.

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GMDB CAP - The GMDB Cap is equal on any Valuation Date to 200% of (a) minus (b)
where (a) is the sum of all Purchase Payments applied to Contract Value net of any Premium Tax, and (b) is the sum of all Withdrawals from Contract Value.

3% RATE ACCOUNTS - 3% Rate Accounts currently consist of the following: PIMCO Low Duration Subaccount, SBL Money Market Subaccount, Potomac VP Money Market Subaccount, Rydex VT U.S. Government Money Market Subaccount, the Fixed Account and the Loan Account. Any Subaccount investing in a money market mutual fund shall be a 3% Rate Account. If after the Contract Date, SBL makes available additional Subaccounts under the Contract, SBL in its sole discretion may designate such Subaccounts as 3% Rate Accounts and shall make such designation in the Contract prospectus. SBL shall designate 3% Rate Accounts on the basis of a lower expected rate of return for the asset class in which the Subaccount's corresponding mutual fund invests, for example, a low duration bond fund.

PURCHASE PAYMENT - Purchase Payments are money Received by SBL and applied to the Contract and shall not include any Credit Enhancement applied under a Credit Enhancement Rider.

WITHDRAWAL - For purposes of this Rider, the term "Withdrawal" means the amount of Contract Value withdrawn, including any applicable withdrawal charges, any forfeited Credit Enhancements, and charges for Premium Tax and/or other taxes, if any.

CALCULATION OF GMIB AND GMDB

The GMIB and GMDB are calculated as set forth below. The GMIB and GMDB are calculated separately and there are differences in the methods of calculating the GMIB and GMDB. As a result, the GMIB and GMDB amounts will differ. You may never need to rely upon the GMIB, which should be viewed as a payment "floor." You also may never need to rely upon the GMDB, which should be viewed as a death benefit "floor."

     1. INITIAL VALUES. The GMIB and GMDB are first equal to the initial Purchase Payment, plus any Credit Enhancement applied in connection with the initial Purchase Payment, less any Premium Tax.

     2. SUBSEQUENT PURCHASE PAYMENTS. SBL shall increase the GMIB in the amount of subsequent Purchase Payments received within the three-year period that starts on the Contract Date, plus any Credit Enhancement applied in connection with such Purchase Payments. SBL shall increase the GMDB in the amount of Purchase Payments received during the term of the Rider, plus any Credit Enhancement applied in connection with such Purchase Payments. SBL shall apply such amounts to the GMIB and GMDB effective as of the Valuation Date any such Purchase Payment is applied.

     3. ADJUSTMENTS FOR WITHDRAWALS. SBL shall reduce the GMIB and GMDB in the event of a Withdrawal from Contract Value. If the amount of aggregate Withdrawals in a Contract Year does not exceed the Annual Limit, SBL shall reduce each of the GMIB and GMDB in the amount of each such Withdrawal.

          If the amount of aggregate Withdrawals in a Contract Year exceeds the Annual Limit, SBL shall first reduce each of the GMIB and GMDB by the amount of any such Withdrawal(s) that do not exceed the Annual Limit. The GMIB and GMDB as so reduced are referred to herein as the "Reduced GMIB" and "Reduced GMDB," respectively.

          SBL shall further reduce the GMIB in an amount equal to the Reduced GMIB multiplied by a percentage determined by dividing (a) by (b) where (a) is the amount of the Withdrawal in excess of the Annual Limit, and (b) is Contract Value immediately prior to the Withdrawal reduced by an amount equal to that portion of the Withdrawal, if any, that was not in excess of the Annual Limit. SBL shall multiply the Reduced GMIB times that percentage and shall subtract the result from Reduced GMIB to determine the GMIB as adjusted for the Withdrawal.

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          SBL shall further reduce the GMDB in an amount equal to the Reduced
          GMDB multiplied by a percentage determined by dividing (a) by (b) where (a) is the amount of the Withdrawal in excess of the Annual Limit, and (b) is Contract Value immediately prior to the Withdrawal reduced by an amount equal to that portion of the Withdrawal, if any, that was not in excess of the Annual Limit. SBL shall multiply the Reduced GMDB times that percentage and shall subtract the result from Reduced GMDB to determine the GMDB as adjusted for the Withdrawal.

          Any portion of the Annual Limit that is not withdrawn during a Contract Year may not be carried over for withdrawal in a subsequent Contract Year.

     4. ANNUAL EFFECTIVE RATES. SBL shall credit an annual effective rate of interest in determining the GMIB and GMDB. The annual effective rate of interest is 6% for all Accounts, except the 3% Rate Accounts, for which the annual effective rate of interest is 3%.

          SBL shall credit the annual effective rate of interest to the GMIB and GMDB taking into account: (1) the timing of each Purchase Payment and Withdrawal; (2) the Account(s) to and from which each Purchase Payment and Withdrawal are made; and (3) the applicable interest rate for the Account(s) to which the Owner has allocated Purchase Payments and/or transferred Contract Value. The Company credits such interest by applying a daily factor to the GMIB and GMDB for each annual effective rate of interest as of each Valuation Date. The Company shall stop accruing the annual effective rate of interest as of the earliest of:

          a. for the GMIB, the Contract Anniversary following the date the oldest Annuitant reaches his or her 80th birthday and for the GMDB, the Contract Anniversary following the date the oldest Owner reaches his or her 80th birthday;

          b.   the Annuity Start Date; or

          c. for the GMDB only, the first Valuation Date as of which the GMDB exceeds the GMDB Cap.

          SBL shall calculate the GMIB and GMDB on each Valuation Date and shall adjust the GMIB and GMDB to reflect the annual effective interest rate applicable to those Accounts to which the Owner has allocated Purchase Payments and/or transferred Contract Value. If the Owner transfers Contract Value among the Accounts, the amount of the GMIB and GMDB shall not be affected by such transfer; however, the annual effective interest rate being credited to that portion of the GMIB and GMDB may change, for example in the event of a transfer from a Subaccount, for which the annual effective rate of interest is 6%, to the Fixed Account, for which the annual effective rate of interest is 3%.

     5. GMDB CAP. Notwithstanding any term of this Rider to the contrary, the GMDB shall in no event exceed the GMDB Cap.

     ELECTION OF GMIB OPTION

     1. ELECTION OF BENEFIT. The Owner may apply the GMIB only to purchase a Fixed Annuity under Annuity Option 2, Life Income with a 10-year period certain, or Option 4, Joint and Last Survivor with a 10-year period certain, within the 30-day period following any Contract Anniversary that occurs on or after the tenth Contract Anniversary. The Owner may not apply the GMIB to purchase another Annuity Option; provided, however, that the Owner may elect the Alternate Benefit described below during the 30-day period following the tenth Contract Anniversary. If the Owner annuitizes the Contract before the tenth Contract Anniversary or at any time after the tenth Contract Anniversary other than within the 30-day period following a Contract Anniversary, the GMIB is not available. The Owner is not required to use this Rider to receive Annuity Payments. However, SBL will not refund charges paid for this Rider if the Owner does not annuitize or annuitizes outside of the terms and conditions of this Rider. The amount of each Annuity Payment will be the greater of a. or b. below:

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          a.   The amount determined by applying the GMIB on the Annuity Start
               Date, less any applicable Premium Tax, any pro rata Account Charge and any outstanding Contract Debt, to purchase a fixed annuity under Annuity Option 2 or Option 4, as applicable, using the Annuity Rates set forth in Section 3 below in lieu of the Annuity Rates set forth in the Contract.

          b. The amount determined under the Contract's Option 2 or Option 4, as applicable, without reference to the terms of this Rider.

     2. ALTERNATE BENEFIT. In lieu of applying the GMIB to purchase a Fixed Annuity under Option 2 or Option 4, the Owner may apply the GMIB to purchase a Fixed Annuity with Annuity Payments on a monthly, quarterly, semiannual or annual basis for a period of 15 years. If the Annuitant dies before receiving all of the Annuity Payments during the 15-year period, the remaining Annuity Payments will be made to the Designated Beneficiary. THIS ELECTION SHALL BE AVAILABLE ONLY ON THE TENTH CONTRACT ANNIVERSARY AND SHALL NOT BE AVAILABLE THEREAFTER. Any election of this Alternate Benefit shall be made by providing written notice of such election to SBL within the 30-day period following the tenth Contract Anniversary. The amount of each Annuity Payment shall be the greater of a. or b. below:

          a. The amount determined by dividing the GMIB on the Annuity Start Date, less any applicable Premium Tax, any pro rata Account Charge and any outstanding Contract Debt, by the total number of payments, as set forth in the table below (the total number of payments is based upon whether the Owner elects monthly, quarterly, semiannual or annual payments) without reference to Annuity Rates:

-------------------------------------- ---------------------------------------
         PAYMENT FREQUENCY                     TOTAL NUMBER OF PAYMENTS
-------------------------------------- ---------------------------------------
              Monthly                                  180
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             Quarterly                                  60
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             Semiannual                                 30
-------------------------------------- ---------------------------------------
               Annual                                   15
-------------------------------------- ---------------------------------------

          b. The amount determined under the Contract's Option 7 with a 15-year period certain without reference to the terms of this Rider.

     3. ANNUITY RATES. The Annuity Rates under this Rider depend on the sex (unless unisex rates apply) and age of the Annuitant or the Joint Annuitants on the Annuity Start Date and are based upon the 1983(a) Mortality Table with mortality improvement under Projection Scale G and an interest rate of [1, 1.5, 2]%. This basis for Annuity Rates applies in calculating Annuity Payments under 1.a. above in lieu of the rates set forth in the Contract.

     DEATH BENEFIT

     1. DEATH BENEFIT. A Death Benefit will be paid upon the death of the Owner prior to the Annuity Start Date while this Contract is in force. If any Owner is a Non-natural Person, the Death Benefit is paid upon the death of the Annuitant or a Joint Owner that is a natural person prior to the Annuity Start Date. The Death Benefit will be paid to the Designated Beneficiary within seven days following the Valuation Date that due Proof of Death and instructions regarding payment are Received by SBL.

          The death benefit under the Contract shall be equal to the greatest of the following amounts calculated as of the Valuation Date that due Proof of Death and instructions regarding payment are Received by SBL:

          a. the sum of all Purchase Payments made by the Owner, less any Premium Tax due or paid by SBL with respect to the Contract, less any pro rata Account Charge, less any outstanding Contract Debt, and less the sum of all Withdrawals from your Contract Value; or

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          b.   your Contract Value as of the Valuation Date due Proof of Death
               and instructions regarding payment are Received by SBL, less any Premium Tax due or paid by SBL with respect to your Contract, less any pro rata Account Charge, less any outstanding Contract Debt, and less any Credit Enhancements applied during the 12 months prior to the date of the Owner's death; or

          c. the GMDB as of the Valuation Date due Proof of Death and instructions regarding payment are Received by SBL, less any Premium Tax due or paid by SBL with respect to your Contract, less any pro rata Account Charge, less any outstanding Contract Debt, and less any Credit Enhancements applied during the 12 months prior to the date of the Owner's death.

     SBL will not pay the GMDB if either a. or b. is higher than the GMDB as of the Valuation Date due Proof of Death and instructions regarding payment are Received by SBL. However, SBL will not refund charges paid for this Rider if the GMDB is not paid.

     Notwithstanding the foregoing, if due proof of death and instructions regarding payment are not Received by SBL within six months of the date of the Owner's death, the Death Benefit will be as described under b. above without reference to a. or c. above.

     If a lump sum payment is requested, the payment will be made in accordance with any laws and regulations that govern the payment of death benefits.

     GENERAL TERMS

     1. ISSUE AGES. The Rider shall be issued only in connection with a Contract with respect to which the age of each Owner on the Contract Date is 79 or younger and the age of each Annuitant on the Contract Date is 79 or younger for a Contract.

     2. TERMINATION. This Rider shall automatically terminate upon the earliest of the dates indicated below:

          a. upon any Valuation Date as of which the GMIB or the GMDB is reduced to zero;

          b. the date of the first death of an Owner or, if any Owner is a Non-natural Person, upon the death of the Annuitant or a Joint Owner that is a natural person; provided that if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider shall continue, unless otherwise terminated;

          c. the Valuation Date as of which the Contract is terminated in accordance with the provisions of the Contract; or

          d.   the Annuity Start Date.

          The Owner may not terminate this Rider once it is elected.


     3. CONTINUATION OF RIDER IF SURVIVING SPOUSE CONTINUES CONTRACT - If the Owner dies while this Rider is in effect, the surviving spouse of the Owner may elect to continue the Contract, in which event this Rider shall also continue until otherwise terminated as set forth under "Termination," above. If the surviving spouse elects to continue the Contract, the Contract Value will be adjusted on the Valuation Date due Proof of Death and instructions regarding the Death Benefit are Received by SBL to be equal to the amount of the Death Benefit; provided that the amount of the Death Benefit is greater than Contract Value on that date.

FOR PURPOSES OF THIS RIDER, SBL RESERVES THE RIGHT TO RESTRICT SUBSEQUENT PURCHASE PAYMENTS.

SBL shall deduct a charge for this Rider as set forth in the Contract. SBL shall not deduct the charge from Fixed Account Contract Value to the extent such charge exceeds the amount of Current Interest in excess of the Guaranteed Rate. The Rider Charge shall terminate upon termination of the Rider.

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SECURITY BENEFIT LIFE INSURANCE COMPANY

/s/ J. Michael Keefer
[J. Michael Keefer
Secretary]


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